EXHIBIT 4.1

AMENDMENT NO. 1 TO

STOCKHOLDER RIGHTS AGREEMENT

AMENDMENT NO. 1 (the “Amendment”), dated as of May 1, 2012, to the Stockholder Rights Agreement, dated as of August 25, 2009 (the “Rights Agreement”), between Easylink Services International Corporation, a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, LLC a New York limited liability company (the “Rights Agent”). Capitalized terms used but not otherwise defined in this Amendment shall have the meaning given in the Rights Agreement.

RECITALS

WHEREAS, Open Text Corporation, a Canadian corporation (“Open Text”), Epic Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Open Text (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger (as such term is defined in the Merger Agreement). The Board of Directors of the Company has approved the Merger Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may supplement or amend the Rights Agreement in any manner which the Company may deem necessary or desirable without the approval of any holders of Rights Certificates.

WHEREAS, no person is an Acquiring Person and, in accordance with Section 27 of the Rights Agreement, an officer of the Company has delivered to the Rights Agent a certificate as to the compliance of this Amendment with such Section 27.

WHEREAS, pursuant to resolutions duly adopted on May 1, 2012, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the Merger Agreement and the Merger, and the Company and the Rights Agent desire to evidence such amendment in writing.

WHEREAS, all other acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Rights Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.          Amendments to the Rights Agreement.

(a)          Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate places, following alphabetical order:

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 1, 2012, by and among the Company, Open Text and Epic Acquisition Sub Inc., as it may be amended from time to time.

“Open Text” shall mean, collectively, Open Text, a Canadian corporation, or any of its subsidiaries, including Epic Acquisition Sub Inc., a Delaware corporation.

“Voting Agreements” shall mean the Voting Agreements, dated as of May 1, 2012, by and between Open Text, and each of Kim D. Cooke, Richard J. Berman, Paul D. Lapides, John S. Simon, Thomas J. Stallings, Glen E. Shipley, Teresa A. Deuel, Kevin R. Maloney, Patrick A. Harper and Mark J. Herold.

(b)          The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither Open Text nor any of its Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person for purposes of this Rights Agreement solely by virtue of one or more of (i) the approval, execution or delivery of the Merger Agreement, (ii) the public or other announcement of the Merger Agreement or the transactions contemplated thereby, (iii) the consummation of the Merger, (iv) the consummation of any other transaction contemplated in the Merger Agreement or (v) the execution or delivery of the Voting Agreements (each such event, an “Exempt Event”).”

(c)          The definition of “Share Acquisition Date” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Share Acquisition Date shall not have, and shall not be deemed to have, occurred solely as the result of an Exempt Event.”

(d)          The definition of “Section 11(a)(ii) Event” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

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“; provided, however that, notwithstanding anything in this Rights Agreement to the contrary, in no event shall any Exempt Event be or be deemed to be, or result in, a Section 11(a)(ii) Event.”

(e)          The definition of “Section 13 Event” in Section 1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“; provided, however that, notwithstanding anything in this Rights Agreement to the contrary, in no event shall any Exempt Event be or be deemed to be, or result in, a Section 13 Event.”

(f)          Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “...the earlier of the dates referred to in clauses (i) and (ii) being herein referred to as the “Distribution Date”” in the fourth parenthetical in Section 3(a):

“; provided, however, that notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date has not occurred and shall not be deemed to have occurred solely as the result of an Exempt Event”

(g)          Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as Section 3(d):

“Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of an Exempt Event.”

(h)          Section 11(a) of the Rights Agreement is hereby amended and supplemented to add the following clause at the end thereof as Section 11(a)(iv):

“(iv) Notwithstanding the foregoing or anything else in this Rights Agreement to the contrary, in no event shall any Exempt Event be or be deemed to be, or result in, a Section 11(a)(ii) Event, and this Section 11(a) shall not apply to any Exempt Event.”

(i)          Section 13 of the Rights Agreement is hereby amended and supplemented to add the following clause at the end thereof as Section 13(g):

“(g) Notwithstanding the foregoing or anything else in this Rights Agreement to the contrary, in no event shall any Exempt Event be or be deemed to be, or result in, a Section 13 Event, and this Section 13 shall not apply to any Exempt Event.”

(j)          Section 23 of the Rights Agreement is hereby amended and supplemented to add the following Section 23(c):

“(c) Notwithstanding anything herein to the contrary, as of the Effective Time (as defined in the Merger Agreement), this Agreement shall terminate and shall have no further force and effect and the Rights shall expire and become null and void, without any payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights.”

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2.          Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.

3.          Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4.          Counterparts. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.          Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first written above.

EASYLINK SERVICES INTERNATIONAL CORPORATION

By:	/s/Glen E. Shipley
Name: Glen E. Shipley
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC

By:	/s/ Paula Caroppoll
Name: Paula Caroppoll
Title: Senior Vice President

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